Avensys Corporation



Manaris Corporation announces name change to Avensys Coporation

December 12, 2007

FOR IMMEDIATE RELEASE

MANARIS CORPORATION ANNOUNCES NAME CHANGE TO AVENSYS CORPORATION

Trading to Commence Immediately Under New Trading Symbol and CUSIP Number

Montreal – December 12, 2007 – Avensys Corporation, announced today its name change from Manaris Corporation to Avensys Corporation. As a result of the name change, the Company will immediately commence trading under the new symbol OTCBB: AVNY from OTCBB: MANS and has adopted a new CUSIP number, 05356H-101.

Avensys believes that the name change accurately reflects its decision to focus its strategic efforts on furthering the advancement of its flagship subsidiary, Avensys Inc., a leading manufacturer and distributor of core laser and fiber optics components and an integrator of instrumentation and turn-key systems for environmental monitoring. Avensys Corporation has made significant progress in meeting established goals, eliminating non-core businesses and reducing costs while trending towards sustained profitability.

President and Chief Executive Officer John Fraser of Avensys Corporation commented, "We are pleased to complete the transformation of the Company to accurately reflect our strategic direction. Over the past few quarters, Avensys Inc. has delivered results which continue to validate our strategic decision to make Avensys our primary vehicle for future growth."

Mr. Fraser concluded, "Our objective is to continue to maximize shareholder value by growing revenues and by looking for consolidation opportunities in both our Environment and Fiber Optics component markets, as outlined in our strategic plan."

Visit the new URL www.avensyscorporation.com for Company news and updates.

About Avensys Corporation

Avensys Corporation operates two wholly-owned subsidiaries. Our Avensys Inc. subsidiary, through its manufacturing division Avensys Technologies, designs, manufactures, distributes, and markets high reliability optical components and modules as well as FBGs for the telecom market and high power devices and sub-assemblies for the industrial market. Avensys is also a pioneer in the development of packaged fiber-based sensors and possesses leading edge intellectual property. Avensys Environmental Solutions, also a division of Avensys Inc., is an industry leader in providing environmental monitoring solutions for air, water and soil, as well as geostructure in the Canadian marketplace. Our other subsidiary, C-Chip Technologies Corporation (North America) licensed its technology to its technology partner iMetrik Inc, whereby, C-Chip receives royalties from iMetrik for its worldwide sales of GSM-based "locate and disable" products into the "Buy Here Pay Here" (BHPH) used car market.

Forward-Looking Statements:

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

For more information, please contact:

Truc Nguyen or Christopher Chu
The Global Consulting Group
T: +1-646-284-9400
E: tnguyen@hfgcg.com | E: cchu@hfgcg.com

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